Exhibit 2.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2023 (this “Amendment No. 1”), is entered into by and between Oncocyte Corporation, a California corporation (“Parent”) and David MacKenzie, solely in his capacity as Equityholder Representative (the “Equityholder Representative”). Initially capitalized terms used in this Amendment No. 1 and not otherwise defined will have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, CNI Monitor Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Chronix Biomedical, Inc., a Delaware corporation (“Chronix”), certain stockholders of Chronix and the Equityholder Representative entered into an Agreement and Plan of Merger, dated as of February 2, 2021, amended February 23, 2021 and amended and restated as of April 15, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, after the Effective Time, the Merger Agreement may be amended, modified or supplemented by an agreement in writing signed by Parent and the Equityholder Representative; and

WHEREAS, Parent and Equityholder Representative have agreed to amend, modify and supplement the Merger Agreement, including without limitation with respect to the Earnout Consideration and other Additional Payments set forth in Section 2.12 and Schedule 2.12.

NOW THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other for good and valuable consideration receipt of which is acknowledged, the Parties hereby agree as follows:

1.	Amendment to the Merger Agreement

1.1	Section 2.06(b) is hereby amended to delete the following proviso, which occurs in two places:

“provided that in calculating the aggregate number of shares of Parent Common Stock to be issued, such number shall be derived by using the closing price of the Parent Common Stock listed on the Stock Exchange on the trading day immediately preceding Parent’s public announcement that a milestone has been achieved as set forth in Schedule 2.12, with such closing price rounded up to the nearest cent;”.

1.2	Section 2.12(a) is hereby deleted entirely and replaced with the following:

“Subject to offset for (a) the Equityholders’ indemnification obligations as set forth in Article IX (including in any Notice of Claim timely given) and/or (b) payment of Restructured Liabilities and Excess Liabilities in accordance with Article II, the Equityholders shall be entitled to receive Additional Payments set forth in the Earnout Schedule attached hereto as Schedule 2.12. The Earnout Schedule shall set forth the terms and conditions pursuant to which Parent, the Surviving Corporation, and/or a Third Party, as applicable, will pay Earnout Consideration equal to ten percent (10%) of Net Collected Sales of CNI Monitor, Company Pharma Tests, and Company Transplant IP. Notwithstanding anything else in this Agreement to the Contrary, if Parent or an Affiliate of Parent sells all or substantially all of the rights, titles, and interests in and to the Company Transplant IP, in one or a series of transactions (the “Transplant IP Sale”), then Parent, its Affiliate, or the Third Party that acquired such Company Transplant IP, shall make an Earnout Consideration payment in cash equal to five percent (5%) of the Purchase Price (as defined below), payable no later than two (2) Business Days after payment of the Purchase Price (the “Transplant IP Sale Payment”). The “Purchase Price” means the gross proceeds from a Transplant IP Sale, specifically including any subsequent payments to be paid after the closing of such Transplant IP Sale (e.g. contingent payments, earnouts, etc.). Notwithstanding anything else in this Agreement to the contrary, for purposes of the Additional Payments set forth in this Section 2.12(a) and Schedule 2.12 attached hereto, any such Additional Payments which become payable to an Equityholder shall be payable solely in cash.

The obligation to pay ten percent (10%) of Net Collected Sales of Company Transplant IP shall be assumed by the Third Party acquiror in the Transplant IP Sale, provided that Equityholder Representative shall be an express third-party beneficiary of the agreement(s) governing the Transplant IP Sale.

The obligation to pay ten percent (10%) of Net Collected Sales of Company Pharma Tests shall be assumed by the Third Party acquiror in the Company Pharma Test Sale, provided that Equityholder Representative shall be an express third-party beneficiary of the agreement(s) governing the Company Pharma Test Sale. “Company Pharma Test Sale” means the sale by Parent and/or any Affiliate of Parent of all or substantially all of the rights, titles, and interests in and to the Company Pharma Tests, in one or a series of transactions.

The obligation to pay ten percent (10%) of Net Collected Sales of CNI Monitor shall be assumed by the Third Party acquiror in the CNI Monitor Sale, provided that Equityholder Representative shall be an express third-party beneficiary of the agreement(s) governing the CNI Monitor Sale. “CNI Monitor Sale” means the sale by Parent and/or any Affiliate of Parent of all or substantially all of the rights, titles, and interests in and to CNI Monitor, in one or a series of transactions.

1.3	Section 5.11 is hereby amended to delete the following phrase:

“, but no later than the date that is sixty (60) days after the applicable Milestone Agreement Date;”.

1.4	Annex A is hereby amended as follows:

Delete the definition of CNI Monitor in its entirety and replace it with the following:

“CNI Monitor” means Chronix’s patented liquid biopsy diagnostic technology for the TheraSure™-CNI MONITOR clinical assay that uses copy number instability (CNI) to sensitively quantify the cell-free DNA from the primary solid tumor in a patient’s blood, including any and all subsequent inventions and improvements, and including any and all tests, products or services that incorporate and/or utilize Company Intellectual Property, and/or which combine Company Intellectual Property with other proprietary or intellectual property, whether such other proprietary or intellectual property materially changes the Company Intellectual Property, is claimed in any new patent filings, or otherwise.”

Delete the definition of Company Intellectual Property in its entirety and replace it with the following:

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company, including any and all subsequent inventions and improvements, and including any and all tests, products and/or services which incorporate and/or utilize Company Intellectual Property, and/or which combine Company Intellectual Property with other proprietary or intellectual property, whether such other proprietary or intellectual property materially changes the Company Intellectual Property, is claimed in any new patent filings, or otherwise.

Delete the definition of Company Pharma Tests in its entirety and replace it with the following:

“Company Pharma Tests” means the Company’s CNI tests, including any and all subsequent inventions and improvements, and including any and all tests, products and/or services which incorporate and/or utilize Company Intellectual Property, and/or which combine Company Intellectual Property with other proprietary or intellectual property, whether such other proprietary or intellectual property materially changes the Company Intellectual Property, is claimed in any new patent filings, or otherwise, that are used in an agreement with a pharmaceutical company during the Earnout Period.

Delete the definition of Company Transplant IP in its entirety and replace it with the following:

“Company Transplant IP” means the Company Intellectual Property covered by the patents in family numbers 01800 and 01900 for use in transplantation medicine, including any and all subsequent inventions and improvements, and including any and all tests, products and/or services which incorporate and/or utilize Company Intellectual Property, and/or which combine Company Intellectual Property with other proprietary or intellectual property, whether such other proprietary or intellectual property materially change the Company Transplant IP, is claimed in any new patent filings, or otherwise.

Add the definition of Earnout Period as follows:

“Earnout Period” means the period commencing from and after the Closing Date until the expiration of the last to expire valid patent claim of the applicable Company Intellectual Property.

Delete the definition of Milestone Agreement Date in its entirety.

2.	No Other Change

Except as contemplated by this Amendment No. 1, the Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

3.	Counterparts, Signatures

This Amendment No. 1 may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Amendment No. 1 may be executed and delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, and in the event this Amendment No. 1 is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent and the Equityholder Representative have caused this Amendment No. 1 to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

Parent:

Oncocyte Corporation

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Chief Executive Officer

Equityholder Representative:

/s/ David MacKenzie
David MacKenzie

[Signature Page to Amendment No.1 to Amended and Restated Merger Agreement]